  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):   December 23, 2015

MYND ANALYTICS, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

The description of the Second Amended Note & Warrant Agreement (as defined below) is incorporated herein by reference from Item 2.03 hereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on September 26, 2014, March 20, 2015, June 4, 2015, September 18, 2015 and September 30, 2015, MYnd Analytics, Inc. (the "Company") entered into a Note Purchase Agreement, dated as of September 22, 2014, as amended from time to time (the "Note Purchase Agreement"), with certain investors (including affiliates), providing for the issuance and sale of notes (together with all notes that may be purchased and sold, from time to time in the future, pursuant to the Note Purchase Agreement, as amended or modified, the “Notes”) in the aggregate principal amount of up to $3.0 million, in one or more closings not to occur later than September 30, 2015.

On December 23, 2015, the Company entered into a Second Amended and Restated Note and Warrant Purchase Agreement (which further amended and restated the Note Purchase Agreement) (the "Second Amended Note & Warrant Agreement"), with each of 16 accredited investors, pursuant to which (i) the aggregate principal amount of Notes available for issuance was increased from $3.0 million to up to $6.0 million, (ii) the maturity date of currently outstanding Notes was extended from March 21, 2016 to December 31, 2017; (iii) the time during which Notes may be issued was extended and (iv) certain warrants were issued to holders of both previously issued and newly issued Notes.

Pursuant to the Second Amended Note & Warrant Agreement, on December 23 and December 28, 2015, the Company issued to the two purchasers thereof (i) an aggregate principal amount of $1,000,000 of secured convertible promissory notes (each, a "December 2015 Note"), which amount also represents the gross proceeds to the Company from the December 2015 Notes, and (ii) a warrant to each holder of December 2015 Notes to purchase the Company's common stock, $0.001 par value per share (the "Common Stock"), in an amount equal to 100% of the shares underlying their December 2015 Note (a "Note Warrant"). Each Note Warrant is exercisable, in whole or in part, during the period beginning on the date of its issuance, and ending on the earlier of (i) December 31, 2020 and (ii) the date that is forty-five (45) days following the date on which the daily closing price of shares of the Company's Common Stock quoted on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Company's Common Stock is traded or listed) exceeds $0.25 for at least ten (10) consecutive trading days. In connection therewith, the Company will promptly notify the Note Warrant holders in the event that the daily closing price of the Company's shares of Common Stock so exceeds $0.25 for at least ten (10) consecutive trading days. Both December 2015 Notes and Note Warrants were purchased by affiliates of the Company, or an entity under such affiliate’s control, as follows: (i) on December 23, 2015, John Pappajohn, a member of the board of directors of the Company, purchased a December 2015 Note for $250,000 and was issued a Note Warrant to purchase 5,000,000 shares of Common Stock; and (ii) on December 28, 2015, RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s., of which, Michal Votruba, a member of the board of directors of the Company, is the Director for Life Sciences for the RSJ/Gradus Fund, purchased a December 2015 Note for $750,000 and was issued a Note Warrant to purchase 15,000,000 shares of Common Stock.

Also on December 23, 2015, in consideration for the agreement to extend the maturity date of the Notes, the Company issued to holders of all Notes outstanding prior to the date of the Second Amended Note & Warrant Agreement, warrants to purchase an aggregate of 60,000,000 shares of Common Stock (the "Extension Warrants", together with the Note Warrants, the "Warrants"). Each such holder was issued an Extension Warrant to purchase Common Stock in an amount equal to 100% of the shares underlying each such holder's previously outstanding Notes. All Warrants have identical terms.

Pursuant to the Second Amended Note & Warrant Agreement, all Notes: (i) mature on December 31, 2017 (subject to earlier conversion or prepayment), (ii) earn interest at a rate of 5% per annum with interest payable at maturity, and (iii) are convertible into shares of Common Stock (A) automatically upon the closing of a qualified offering of no less than $5 million, at a conversion price of $0.05 per share or (B) voluntarily, within 15 days prior to maturity, at a conversion price of $0.05 per share. No Note may be prepaid without the prior written consent of the holder of such Note. The Notes are secured by a security interest in the Company's intellectual property, as detailed in the amended and restated security agreement dated as of December 23, 2015 (the "Amended and Restated Security Agreement"). Upon a change of control of the Company (as described in the Notes), the holder of a Note will have the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

The Second Amended Note & Warrant Agreement also provides that the Company and the holders of the Notes and Warrants enter into a registration rights agreement (the "Amended and Restated Registration Rights Agreement") covering the registration of the resale of the shares of the Company’s Common Stock underlying the Notes and Warrants.

The foregoing descriptions of the Second Amended Note & Warrant Agreement, the Notes, the Warrants, the Amended and Restated Security Agreement and the Amended and Restated Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the respective document, which the Company intends to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2015.

Item 3.02 Unregistered Sales of Equity Securities.

The December 2015 Notes and Warrants were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as it was issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYnd Analytics, Inc.

	By:	/s/ Paul Buck
December 30, 2015		Paul Buck
Chief Financial Officer